EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We consent to the use in this Amendment No. 2 to Registration Statement on Form SB-2, No. 333-140638, of our report dated April 17, 2007 (June 19, 2007 as to Notes 3 and 21) (which expressed an unqualified opinion and included explanatory paragraphs relating to the financial statements translation of Renminbi amounts into U.S. Dollar amounts and the retrospective adjustments to reflect the effect of discontinued operations), relating to the consolidated financial statements of ChinaCast Education Corporation, appearing in the Prospectus, which is part of this Registration Statement.
We also consent to the reference to us under the heading “Experts” in such Prospectus.
/s/ Deloitte Touche Tohmatsu CPA Ltd.
Deloitte Touche Tohmatsu CPA Ltd.
Beijing, China
June 19, 2007